EDGAR  EXHIBIT  4
REFERENCE  N-1A  EXHIBIT(D)
4

                          INVESTMENT ADVISORY AGREEMENT


     INVESTMENT ADVISORY AGREEMENT, made this ___ day of ________, 2000, by and between CALVERT ASSET MANAGEMENT COMPANY, INC., a Delaware corporation having its principal place of business in Bethesda, Maryland (the "Advisor"), and CALVERT IMPACT FUND, INC., a Maryland corporation (the "Corporation"), both having their principal place of business at 4550 Montgomery Avenue, Bethesda, Maryland.

     WHEREAS, the Corporation is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing and reinvesting its assets in securities, as set forth in its Articles of Incorporation, its By-laws and its registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), as amended; and the Corporation, offering separate series (each a "Fund"), desires to avail itself of the services, information, advice, assistance and facilities of an investment advisor and to have an investment advisor perform for it various investment advisory, research services and other management services; and

     WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management, and investment advisory services to investment companies and desires to provide such services to the Corporation;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Advisor. The Corporation hereby employs the Advisor to manage the investment and reinvestment of the Corporation assets, as shown on Schedule A, and subject to the control and direction of the Corporation's Board of Directors, for the period and on the terms hereinafter set forth. The Advisor hereby accepts such employment and agrees during such period to render the services and assume the obligations in return for the compensation provided herein. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

2. Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the following services and to assume the following obligations:

a. The Advisor shall manage the investment and reinvestment of the Corporation's assets, subject to and in accordance with the investment objectives and policies of the Corporation and the social screening criteria as stated in the registration statement, and any directions which the Corporation's Board of Directors may issue from time to time. In pursuance of the foregoing, the Advisor shall make all determinations with respect to the investment of the Corporation's assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary to implement the same. Such determination and services shall also include determining the manner in which voting rights, rights to consent to corporate action, any other rights pertaining to the Corporation's portfolio securities shall be exercised. The Advisor shall render regular reports to the Corporation's Board of Directors concerning the Corporation's investment activities.

b. The Advisor shall, in the name of the Corporation on behalf of the Corporation, place orders for the execution of the Corporation's portfolio transactions, in accordance with the policies set forth in the Corporation's current registration statements under the 1940 Act and the 1933 Act. In connection with the placement of orders for the execution of the Corporation's portfolio transactions the Advisor shall create and maintain all necessary brokerage records of the Corporation in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Corporation and shall be available for inspection and use by the SEC, the Corporation or any person retained by the Corporation. Where applicable, such records shall be maintained by the Advisor for the periods and the places required by Rule 31a-2 under the 1940 Act.

c. The Advisor shall bear its expenses of providing services to the Corporation pursuant to this Agreement except such expenses as are undertaken by the Corporation. In addition, the Advisor shall pay the salaries and fees of all Directors and executive officers who are employees of the Advisor or its affiliates ("Advisor Employees").

d. In providing the services and assuming the obligations set forth herein, the Advisor may, at its own expense, employ one or more Subadvisors, as approved by the Board of Directors.

e. The Advisor is responsible for screening investments to determine that they meet the Fund's social investment screening criteria, as may be amended from time to time with the approval of the Board.

3. Expenses of The Corporation. The Corporation shall pay all expenses other than those expressly assumed by the Advisor herein, which expenses payable by the Corporation shall include, but are not limited to:

a.     Fees  to  the  Advisor  as  provided  herein;

b.     Legal  and  audit  expenses;

c. Fees and expenses related to the registration and qualification of the Corporation and its shares for distribution under federal and state securities laws;

d. Expenses of the administrative services agent, transfer agent, registrar, custodian, dividend disbursing agent and shareholder servicing agent;

e. Any telephone charges associated with shareholder servicing or the maintenance of the Funds or Corporation;

f. Salaries, fees and expenses of Directors and executive officers of the Corporation, other than Advisor Employees;

g.     Taxes  and  corporate  fees  levied  against  the  Corporation;

h. Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities for the Corporation;

i.     Expenses,  including  interest,  of  borrowing  money;

j. Expenses incidental to meetings of the Corporation's shareholders and the maintenance of the Corporation's organizational existence;

k. Expenses of printing stock certificates representing shares of the Corporation and expenses of preparing, printing and mailing notices, proxy material, reports to regulatory bodies and reports to shareholders of the Corporation;

l.     Expenses of preparing and typesetting of prospectuses of the Corporation;

m. Expenses of printing and distributing prospectuses to shareholders of the Corporation;

n.     Association  membership  dues;

o.     Insurance  premiums  for  fidelity  and  other  coverage;

p. Distribution Plan expenses, as permitted by Rule 12b-1 under the 1940 Act and as approved by the Board; and

q. Such other legitimate Corporation expenses as the Board of Directors may from time to time determine are properly chargeable to the Corporation.

4.     Compensation  of  Advisor.

a. As compensation for the services rendered and obligations assumed hereunder by the Advisor, the Corporation shall pay to the Advisor within ten
(10) days after the last day of each calendar month a fee equal on an annualized basis as shown on Schedule A. Any amendment to the Schedule pertaining to any new or existing series/Fund shall not be deemed to affect the interest of any other series/Fund and shall not require the approval of the shareholders of any other series/Fund.

b. Such fee shall be computed and accrued daily. Upon termination of this Agreement before the end of any calendar month, the fee for such period shall be prorated. For purposes of calculating the Advisor's fee, the daily value of the Corporation's net assets shall be computed by the same method as the Corporation uses to compute the value of its net assets in connection with the determination of the net asset value of Corporation shares.

c. The Advisor reserves the right (i) to waive all or part of its fee and assume expenses of the series/Fund and (ii) to make payments to brokers and dealers in consideration of their promotional or administrative services.

5. Activities of the Advisor. The services of the Advisor to the Corporation hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others. It is understood that Directors and officers of the Corporation are or may become interested in the Advisor as stockholders, officers, or otherwise, and that stockholders and officers of the Advisor are or may become similarly interested in the Corporation, and that the Advisor may become interested in the Corporation as a shareholder or otherwise.

6. Use of Names. The Corporation shall not use the name of the Advisor in any prospectus, sales literature or other material relating to the Corporation in any manner not approved prior thereto by the Advisor; provided, however, that the Advisor shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC; and, provided, further, that in no event shall such approval be unreasonably withheld. The Advisor shall not use the name of the Corporation or any Corporation in any material relating to the Advisor in any manner not approved prior thereto by the Corporation; provided, however, that the Corporation shall approve all uses of its name which merely refer in accurate terms to the appointment of the Advisor hereunder or which are required by the SEC; and, provide, further, that in no event shall such approval be unreasonably withheld.

7. Liability of the Advisor. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8. Force Majeure. The Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Advisor shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

9. Renewal, Termination and Amendment. This Agreement shall continue in effect with respect to the Corporation, unless sooner terminated as hereinafter provided, through December 31, 2001, and indefinitely thereafter if its continuance shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Corporation or by vote of a majority of the Corporation's Board of Directors; and further provided that such continuance is also approved annually by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of the Advisor, cast in person at a meeting called for the purpose of voting on such approval, or as allowed by law. This Agreement may be terminated at any time, without payment of any penalty, by the Corporation's Board of Directors or by a vote of the majority of the outstanding voting securities of the Corporation upon 60 days' prior written notice to the Advisor and by the Advisor upon 60 days' prior written notice to the Corporation. This Agreement may be amended at any time by the parties, subject to approval by the Corporation's Board of Directors and, if required by applicable SEC rules and regulations, a vote of a majority of the Corporation's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


     CALVERT  IMPACT  FUND,  INC.


     By:

     Title:



     Calvert  Asset  Management  Company,  INC.


     By:

     Title:

                  Schedule to the Investment Advisory Agreement
                        between Calvert Impact Fund, Inc.
                   and Calvert Asset Management Company, Inc.



     As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Impact Fund, Inc., dated _____________, 2000, with respect to the Calvert Large Cap Growth Fund, the Advisor is entitled to receive an annual advisory fee, computed daily and payable monthly, at an annual rate equal to 0.25% of its average daily net assets.